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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

(Name of Registrant as Specified In Its Charter)

VYYO INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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VYYO INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2003

To our Stockholders:

NOTICE IS HEREBY GIVEN that the 2003 annual meeting of stockholders of Vyyo Inc., a Delaware corporation, will be held at Vyyo’s principal executive office located at 20400 Stevens Creek Boulevard, 8th Floor, Cupertino, California 95014, on Monday, May 12, 2003, at 10:00 a.m., local time, for the following purposes:

1. ELECTION OF DIRECTORS. To elect two Class III directors to serve until the 2006 annual meeting of stockholders or until their respective successors are elected and qualified;

2. SELECTION OF INDEPENDENT AUDITORS. To ratify the appointment of Kesselman & Kesselman CPAs (ISR), a member of PricewaterhouseCoopers International Limited, as the independent auditors for Vyyo for the year ending December 31, 2003; and

4. To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement that is attached and made a part hereof.

The board of directors has fixed the close of business on Tuesday, March 25, 2003 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Whether or not you expect to attend the annual meeting in person, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the annual meeting. If you send in your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors

/s/ DAVIDI GILO
Davidi Gilo, Chairman of the Board

Cupertino, California

April 15, 2003

VYYO INC.

20400 Stevens Creek Blvd., 8th Floor, Cupertino, California 95014

PROXY STATEMENT

General Information

This proxy statement is furnished to stockholders of Vyyo Inc., a Delaware corporation, in connection with the solicitation by the board of directors of Vyyo of proxies in the accompanying form for use in voting at the 2003 annual meeting of stockholders to be held on Monday, May 12, 2003 at 10:00 a.m., local time, at Vyyo’s principal executive office located at 20400 Stevens Creek Boulevard, 8th Floor, Cupertino, California 95014, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the annual meeting. This proxy statement is being mailed to stockholders on or about April 15, 2003.

Revocability of Proxy

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by: (1) delivering to Vyyo (to the attention of Andrew P. Fradkin, Vyyo’s Secretary) a written notice of revocation or a duly executed proxy bearing a later date; or (2) attending the annual meeting and voting in person.

Solicitation and Voting Procedures

The solicitation of proxies will be conducted by mail and Vyyo will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the annual meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the annual meeting to beneficial owners of Vyyo’s common stock. Vyyo may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

The close of business on Tuesday, March 25, 2003, has been fixed as the record date for determining the holders of shares of Vyyo’s common stock entitled to notice of and to vote at the annual meeting. As of the close of business on the record date, Vyyo had 12,682,970 shares of common stock outstanding and entitled to vote at the annual meeting. The presence at the annual meeting of a majority, or 6,341,486 of these shares of common stock, either in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Each outstanding share of common stock on the record date is entitled to one vote on all matters.

An automated system administered by Vyyo’s transfer agent will tabulate votes cast by proxy and an employee of the transfer agent will tabulate votes cast in person at the annual meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. However, broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. In determining whether a proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal. If no specific instructions are given with respect to matters to be acted upon at the annual meeting, shares of common stock represented by a properly executed proxy will be voted (1) FOR the election of management’s nominees for Class III directors listed in Proposal No. 1; and (2) FOR the ratification of the selection of Kesselman & Kesselman CPAs (ISR), a member of PricewaterhouseCoopers International Limited, as the independent auditors for Vyyo for fiscal year 2003.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Vyyo’s Certificate of Incorporation authorizes the number of directors to be not less than one, nor more than ten. The number of directors on the board is currently fixed at seven. Vyyo’s board of directors is divided into three classes: Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms. The board is currently composed of three Class I directors (Messrs. Gilo, Fischer and Griffin), whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2004; two Class II directors (Messrs. Broad and Brownstein), whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2005; and two Class III directors (Messrs. Kaplan and Zimmerman), whose terms will expire upon the election and qualification of directors at the annual meeting and who have been nominated to continue to serve as Class III directors for three year terms following the annual meeting.

At the annual meeting, the stockholders will elect two Class III directors, each of whom will serve a three-year term until the annual meeting of stockholders to be held in 2006 or until a successor is elected or appointed and qualified or until the director’s earlier resignation or removal. The board of directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

Certain information about Messrs. Kaplan and Zimmerman, the Class III nominees, is furnished below:

Samuel L. Kaplan has been a member of the board of directors since July 1999. Mr. Kaplan has been a partner in the law firm of Kaplan, Strangis and Kaplan, P.A. of Minneapolis, Minnesota, since October 1978. From 1991 until June 1999, Mr. Kaplan also served as a director of DSP Group, Inc., a developer of telephony and speech compression components.

Alan L. Zimmerman has been a member of the board of directors since July 1999. Since November 1994, Mr. Zimmerman has served as Co-Chief Executive Officer of Law Finance Group, Inc., a provider of financing in connection with anticipated awards in legal proceedings. From 1992 through December 1999, he was Vice President of Inheritance Funding Company, LLC, a provider of financing to heirs in connection with anticipated inheritance payments.

Directors are elected by a plurality of the votes cast at the annual meeting, and the director nominees who receive the greatest number of votes at the annual meeting (up to the number of directors to be elected) will be elected. Broker non-votes and abstentions will not affect the outcome of the vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE ELECTION OF THE NOMINEES NAMED ABOVE.

Directors and Executive Officers

The following table sets forth certain information with respect to Vyyo’s directors and executive officers:

Directors and Executive Officers

Name	Age	Position
Davidi Gilo(1)	46	Chairman of the Board of Directors and Chief Executive Officer
Lewis S. Broad (1)(2)(3)	45	Director
Neill H. Brownstein(2)	58	Director
John P. Griffin	52	Director
Avraham Fischer	46	Director
Samuel L. Kaplan(1)(2)	66	Director
Alan L. Zimmerman(1)(3)	60	Director
Michael P. Corwin	46	President and Chief Operating Officer
Arik Levi	35	Chief Financial Officer
Menashe Shahar	52	Executive Vice President, Engineering, and Chief Technical Officer

(1)	Member of the Nominating Committee
(2)	Member of the Audit Committee
(3)	Member of the Compensation Committee

Davidi Gilo has served as Vyyo’s Chairman of the Board of directors since 1996. Mr. Gilo served as Chief Executive Officer of Vyyo from April 1999 until October 2000, and was reappointed as Chief Executive Officer in October 2001. Mr. Gilo also served as Vyyo’s Interim Chief Financial Officer from October 2001 until August 2002. From October 1998 until November 1999, Mr. Gilo also served as Chairman of the Board of DSP Communications, Inc., a developer of chip sets for wireless personal communication applications, and from June 1999 until November 1999, he served as DSP Communications’ Chief Executive Officer. Mr. Gilo also served as the Chairman of the Board of DSP Communications from its founding in 1987 through November 1997. Mr. Gilo also served as Chairman of the Board of Zen Research N.V., a developer of technology and intellectual property for use in CD and DVD optical storage devices, between July 1995 and December 1999, and was appointed as Zen Research plc’s Chairman in April 2000. Between 1987 and 1993, he was the President and Chief Executive Officer of DSP Group, and he served as Chairman of the Board of DSP Group from 1987 until April 1995.

Lewis S. Broad has been a member of the board of directors since November 1999. From May 1, 2000 until December 2002, Mr. Broad served as Chief Executive Officer of Portfab LLC, a manufacturer of heating enclosures. Prior to November 1999, and since December 2002, Mr. Broad has been self employed as a private investor. He is also a member of the board of directors of Vesta Corp., a company specializing in payment processing and fraud prevention for telephone and internet transactions. From November 1994 until November 1999, Mr. Broad also served as a director of DSP Communications.

Neill H. Brownstein was appointed as a member of the board or directors in December 1999. Mr. Brownstein is President of Neill H. Brownstein Corporation, a strategic investment management consulting firm that he founded in 1976. From June 1970 to January 1995, Mr. Brownstein was associated with Bessemer Securities Corporation and Bessemer Venture Partners, and during that period he served as a founding general partner of three affiliated venture capital funds. Mr. Brownstein also served on the board of directors of Giga Information Group. From November 1994 until November 1999, Mr. Brownstein also served as a director of DSP Communications.

Avraham Fischer has been a member of the board of directors since April 1996. Mr. Fischer is a managing partner in the law firm of Fischer, Behar, Chen & Co., of Tel Aviv, Israel, where he has served since 1982. Since January 1998, Mr. Fischer has served as co-Chairman of the Board of Isra-Air Aviation and Tourism, and since January 1997, he has been co-Chairman of the Board of Ganden Investment Ltd., which has holdings in a group of Israeli tourism and aviation companies. From January 1995 until October 2000, Mr. Fischer served as a director on the board of Nogatech, Inc., a developer of computer chips for telecommunications, and from 1996 until November 1999, he served as a director of DSP Communications.

John P. Griffin has been a member of the board of directors since November 1999. Since December 2000, Mr. Griffin has served as the President and Chief Executive Officer of LightPointe Communications, Inc., a manufacturer of free space optical telecommunications equipment. From May 1999 to December 2000, he served as President of the Broadband Wireless Group of ADC Telecommunications, Inc., a telecommunications equipment provider and systems integrator, and from April 1998 until May 1999, he was General Manager of the Loop Transport Division of ADC Telecommunications. From September 1996 through April 1998, Mr. Griffin served as Vice President of Marketing for the Network Services Division of ADC Telecommunications. From March 1995 through September 1996, Mr. Griffin served as Vice President of Marketing of RSI Systems, a manufacturer of desktop video conferencing equipment. Prior to that, he served for nine years with ADC Telecommunications, the first year as Manager of Technical Support and the remaining eight years in various marketing positions.

Michael P. Corwin has served as Vyyo’s President and Chief Operating Officer since October 2001, and he also served as Vyyo’s Chief Operating Officer from August 1999 through March 2001. In March 2001, Mr. Corwin left Vyyo for health related reasons. From August 1995 until August 1999, Mr. Corwin served as Vice President, Operations, of Harmony Management, Inc., a private investment company owned by Davidi Gilo and his wife, Shamaya Gilo. From June 1994 until August 1995, he served as Vice President of Operations of Nogatech and from 1986 until 1994, he was Vice President of Purchasing and Production of DSP Group.

Arik Levi has served at Vyyo for three years, first as Vyyo’s Israeli controller, from March 2000 to November 2001, and from November 2001 until November 2002, as Vice President, Finance. Mr. Levi served as interim Chief Financial Officer from November 2002 until February 2003, and was appointed as Chief Financial Officer in February 2003. Prior to joining Vyyo, Mr. Levi was employed from 1994 through March 2000, as an auditor at Kesselman & Kesselman CPAs (Isr), a member of PricewaterhouseCoopers International Limited, and its predecessor accounting firm.

Menashe Shahar has served as Vyyo’s Vice President, Engineering since July 1994 and as Vyyo’s Chief Technical Officer since May 1999. Prior to joining Vyyo, Mr. Shahar served as Chief Engineer for the Data Communications Department of Tadiran Telecommunications Group, where he spent five years in the development of products in the area of packet switching, frame relay and ISDN. Prior to joining Tadiran, Mr. Shahar served for eight years as a design engineer in the Israeli Defense Force, where he was involved in designing modems and other data communication products.

Relationships among Directors or Executive Officers

There are no family relationships among any of Vyyo’s directors or executive officers.

Meetings and Committees of the Board of Directors

During 2002, the board met seven times and acted by written consent two times. No director attended fewer than 75% of the aggregate of the total number of meetings of the board, plus the total number of all meetings of committees of the board on which he served. The board currently has three committees: the Compensation Committee, the Nominating Committee and the Audit Committee.

The Compensation Committee currently consists of Messrs. Broad and Zimmerman. Its function is to establish and apply Vyyo’s compensation policies with respect to Vyyo’s executive officers. The Compensation Committee held one meeting in 2002, and did not act by written consent.

The Nominating Committee currently consists of Messrs. Gilo, Broad, Kaplan and Zimmerman. Its function is to select and review candidates for Vyyo’s board of directors from time to time and to recommend the nomination of such candidates for election by Vyyo’s stockholders. The Nominating Committee was formed in August 2002 and did not hold any meetings or act by written consent in 2002. Any stockholder wishing to recommend candidates for consideration by the Nominating Committee may do so by writing the Secretary of Vyyo and providing the candidate’s relevant biographical information and qualifications.

Vyyo has an Audit Committee composed of independent directors for which information regarding the functions of the Committee, and its membership, activities and number of meetings held during fiscal 2002 are set forth below under the heading “Report of the Audit Committee.”

Compensation of Directors

Directors serving on the board of directors do not currently receive any compensation for serving on the board. Directors are reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings.

In addition, all directors are eligible to participate in our Second Amended and Restated 2000 Employee and Consultant Equity Incentive Plan (the “2000 Plan”). The 2000 Plan provides for the grant of non-statutory options to non-employee directors. Under the 2000 Plan, each non-employee director receives an initial option to purchase 25,000 shares of common stock on the date on which he or she becomes a director, at fair market value on the date of grant. These options have a 10-year term and vest over a four-year period. Thereafter, on the date immediately following each annual meeting of our stockholders, each of our non-employee directors receives an annual grant of options to purchase 7,500 shares for each year during such director’s term, provided such director has served on the board of directors for at least six months on such date. These options have a 10-year term and vest immediately upon the date of grant. The foregoing awards of options are granted automatically under the Plan. Accordingly, on May 8, 2002, each of Messrs. Broad, Brownstein, Fischer, Griffin, Kaplan and Zimmerman were granted options to purchase 7,500 shares of our common stock pursuant to the automatic grant provisions set forth in the 2000 Plan, in each case at an exercise price of $3.21 per share, following the 2002 annual meeting of stockholders.

In addition, in July 2001, the board of directors adopted a program to grant to each non-employee director options under the 2000 Plan to purchase 1,667 shares of our common stock, at the time of each regularly scheduled quarterly meeting of the board. These options have a five-year term and vest immediately upon the date of grant. Pursuant to this program, the board granted options to purchase 1,667 shares of our common stock to each of Messrs. Broad, Brownstein, Fischer, Griffin, Kaplan and Zimmerman, on each of January 15, 2002, April 23, 2002, August 21, 2002, November 4, 2002 and February 13, 2003. The options granted in January 2002 have an exercise price of $4.35 per share; the options granted in April 2002 have an exercise price of $3.57 per share; the options granted in August 2002 have an exercise price of $2.50 per share; the options granted in November 2002 have an exercise price of $2.46 per share; and the options granted in February 2003 have an exercise price of $2.40 per share. The exercise prices for these options are equal to the closing per share price of our common stock on the dates of grant of the applicable options.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On November 28, 2001, and effective on December 3, 2001, the Audit Committee and the Board of Directors of Vyyo approved the dismissal of Ernst & Young LLP and the engagement of Kesselman & Kesselman CPAs (ISR), a member of PricewaterhouseCoopers International Limited (“Kesselman”), as independent accountants of Vyyo for the year ended December 31, 2001. Ernst & Young LLP’s reports on Vyyo’s financial statements for 1999 and 2000 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During Vyyo’s two most recently completed fiscal years immediately preceding the dismissal (1999 and 2000) and the subsequent interim period preceding the determination to change accountants, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on Vyyo’s financial statements for such years. Vyyo requested Ernst & Young LLP to furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. Vyyo filed that letter as an exhibit to the Form 8-K filed on December 4, 2001 reporting the change in accountants.

Vyyo engaged Kesselman as Vyyo’s new independent accountants effective as of December 3, 2001. During Vyyo’s two most recent fiscal years immediately preceding the engagement (1999 and 2000) and the subsequent interim period prior to engaging Kesselman, neither Vyyo nor anyone on its behalf consulted with Kesselman regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on Vyyo’s financial statements, and neither a written report nor oral advice was provided to Vyyo by Kesselman that was an important factor considered by Vyyo in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The board of directors has reappointed Kesselman as independent auditors to audit the financial statements of Vyyo for the current fiscal year ending December 31, 2003. Representatives of Kesselman are expected to be present at the annual meeting by telephone and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees billed by Kesselman for the fiscal year ended December 31, 2002 were as follows:

Audit Fees	$132,000
Audit Related Fees	$49,000
Financial Information Systems Design and Implementation Fees	$0
All Other Fees(1)	$87,066

(1)	Consists of fees paid to Kesselman and its affiliate, PricewaterhouseCoopers LLP, in connection with tax matters for Vyyo and its subsidiaries.

The Audit Committee has considered whether the provision of non-audit services by Kesselman is compatible with maintaining their independence, and has determined that it is.

Stockholder ratification of the appointment of Kesselman as Vyyo’s independent auditors is not required by Vyyo’s bylaws or any other applicable legal document. However, the Board is submitting the appointment of Kesselman to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider the appointment. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent auditing firm at any time.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KESSELMAN & KESSELMAN CPAs (ISR), A MEMBER OF PRICEWATERHOUSECOOPERS INTERNATIONAL LIMITED, AS VYYO’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2003

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us as of March 25, 2003, regarding the beneficial ownership of our common stock by:

•	each person known to the board of directors to own beneficially 5% or more of our common stock;

•	each of our directors;

•	the named executive officers identified below in “Executive Compensation and Other Information”; and

•	all of our directors and executive officers as a group.

Information with respect to beneficial ownership has been furnished by each director, officer, or 5% or more stockholders, as the case may be.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, and includes shares of common stock issuable pursuant to the exercise of stock options or warrants that are immediately exercisable or exercisable within sixty days after March 25, 2003. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Davidi Gilo(2) c/o Vyyo Inc. 20400 Stevens Creek Blvd., Ste. 800 Cupertino, CA 95014	5,562,658	42.7%
ADC Telecommunications, Inc.(3) P.O. Box 1101 Minneapolis, MN 55440	825,534	6.5%
Michael P. Corwin(4)	216,738	1.7%
Menashe Shahar(5)	211,574	1.7%
Stephen P. Pezzola(6)	109,473	*
Lewis Broad(7)	71,598	*
Neill H. Brownstein(8)	102,394	*
Avraham Fischer(9)	145,091	1.1%
John P. Griffin(10)	54,169	*
Samuel L. Kaplan(11)	91,797	*
Alan L. Zimmerman(12)	117,312	*
All current directors and executive officers as a group (10 Persons)(13)	6,585,831	48.6%

*	Less than 1%.
(1)	Number of shares and percentage ownership include shares issuable pursuant to stock options held by the person in question exercisable within 60 days after March 25, 2003. Percentages are based on 12,682,970 shares outstanding as of March 25, 2003.
(2)

Includes (a) 4,031,766 shares held by the Gilo Family Trust U/A/D 1/18/91, of which Davidi Gilo and his wife Shamaya Gilo are trustees and beneficiaries; (b) 5,420 shares held by Harmony Management, Inc., of which Davidi and Shamaya Gilo are the sole stockholders; (c) 18,206 shares held by the Gilo Family Partnership, L.P., a limited partnership of which Harmony Management, Inc. is the general partner and Mr. Gilo, Mrs. Gilo and three trusts for the benefit of Mr. Gilo’s children, Adi, Elad and Yael Gilo, are the limited partners; (d) 340,000 shares held by the Gilo Family Foundation, a not-for-profit corporation of which Davidi and Shamaya Gilo are trustees; and (e) 488,933 shares held by Skyfarm Management, LLC, a limited liability company with which Mr. Gilo has entered into a voting trust agreement pursuant to which Mr. Gilo has the exclusive right to vote such shares. Also includes 333,333 shares issuable pursuant to stock options. Excludes 81,649 shares held in three trusts for the benefit of Mr. Gilo’s children, Adi, Elad and Yael Gilo, as to which Mr. Gilo has no voting or investment power. Mr. Gilo disclaims beneficial ownership of such shares.

(3)	Based on the Schedule 13G dated February 12, 2002, filed by ADC Telecommunications, Inc. Pursuant to the Schedule 13G filing, ADC Telecommunications has sole voting and dispositive power with respect to all of the shares.
(4)	Includes 86,112 shares issuable pursuant to stock options.
(5)	Includes 121,334 shares issuable pursuant to stock options.
(6)	Includes 16,734 shares held by the Pezzola-Foster Trust, of which Mr. Pezzola and his wife Twila Foster are the trustees. Excludes 14,000 shares held in two trusts for the benefit of Mr. Pezzola’s children, Genevieve and David Pezzola, as to which Mr. Pezzola has no voting or investment power. Mr. Pezzola disclaims beneficial ownership of such shares. Mr. Pezzola left Vyyo in December 2002.
(7)	Includes 34,169 shares issuable pursuant to stock options.
(8)	Includes 63,225 shares held by the Neill and Linda Brownstein Living Trust ATA 12/18/02, of which Mr. Brownstein and his wife Linda Brownstein are the trustees and beneficiaries. Also includes 39,169 shares issuable pursuant to stock options.
(9)	Includes 8,384 shares held by Rashifa Management and Holdings Ltd., of which Mr. Fischer and his wife Vered Fischer are the sole stockholders. Also includes 109,169 shares issuable pursuant to stock options.
(10)	Includes 34,169 shares issuable pursuant to stock options.
(11)	Includes 34,169 shares issuable pursuant to stock options.
(12)	Includes 55,836 shares issuable pursuant to stock options.
(13)	See footnote (2), (4) and (5), and footnotes (7) through (12). Includes 859,960 shares issuable pursuant to stock options. Includes shares held by Arik Levi, Vyyo’s Chief Financial Officer. Excludes shares held by Stephen P. Pezzola, a former officer of Vyyo.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission, we believe that all of our directors, officers and beneficial holders of over ten percent of our common stock complied during the fiscal year ended December 31, 2002 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table sets forth all compensation earned for the years ended December 31, 2002, 2001 and 2000, by Vyyo’s Chief Executive Officer and each of Vyyo’s three other most highly compensated executive officers during 2002, including one former executive officer (collectively, the “named executive officers”).

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)		Bonus($)(1)			Securities Underlying Options (#)		All Other Compensation ($)
Davidi Gilo Chairman of the Board and Chief Executive Officer	2002 2001 2000	$ $ $	220,417 310,000 350,000	$	— — 304,000		— 333,333 95,000	(2)		— — —
Michael P. Corwin(3) President and Chief Operating Officer	2002 2001 2000	$ $ $	239,583 107,051 225,000	$	— — 195,000		— 166,667 65,667		$	— 125,000 —	(4)
Menashe Shahar Executive Vice President, Engineering and Chief Technical Officer	2002 2001 2000	$ $ $	250,000 222,228 147,528	$	— — 130,000		— 60,667 60,667		$ $	— 282,565 92,105	(5) (6)
Stephen P. Pezzola(7)	2002		$120,000		—		60,667	(8)		$188,100	(9)
Former Executive Vice	2001		$180,000		—		103,000	(8)		—
President, Corporate and	2000		$201,500		$201,000	(10)	36,333	(8)		—
Legal Affairs, and Secretary

(1)	Mr. Gilo and Mr. Shahar are eligible for annual cash bonuses that are specified in employment agreements. Such bonuses are based upon achievement of corporate performance objectives. The executive officers are also eligible for discretionary bonuses as may be awarded by the Compensation Committee based upon individual, as well as corporate performance. Vyyo generally pays bonuses in the year following that in which the bonuses were earned.
(2)	These options were cancelled in December 2000.
(3)	Mr. Corwin joined Vyyo as Chief Operating Officer in August 1999, resigned from Vyyo for health related reasons in March 2001, and rejoined Vyyo as President and Chief Operating Officer in October 2001.
(4)	Represents severance paid to Mr. Corwin pursuant to his termination agreement with Vyyo in connection with his resignation in March 2001.
(5)	Includes (i) $96,000 reimbursed to Mr. Shahar for rent on his home pursuant to his employment agreement, (ii) $8,500 reimbursed to Mr. Shahar for automobile lease payments pursuant to his employment agreement, (iii) $44,000 paid to Mr. Shahar for moving expenses in connection with his transfer from Israel to California, and travel expenses incurred by his family, pursuant to his employment agreement, and (iii) $134,065 reimbursed to Mr. Shahar for taxes incurred by him as a result of the above payments.
(6)	Includes (i) $6,208 reimbursed to Mr. Shahar for taxes on a company automobile, (ii) $10,283 paid on behalf of Mr. Shahar for certain automobile expenses incurred by Mr. Shahar, (iii) $15,440 paid to Mr. Shahar for accrued but unused vacation time, and (iv) $14,969 paid to Mr. Shahar as severance required under Israeli law in connection with his transfer from Israel to California. Also includes a total of $34,418 paid on behalf of Mr. Shahar to a severance fund, a pension fund and a risk/disability fund. The amounts held in such funds on Mr. Shahar’s behalf were paid to him upon the termination of his employment with Vyyo Ltd. and his transfer from Israel to California with Vyyo in 2001.
(7)	Mr. Pezzola left Vyyo in December 2002.
(8)	These options were cancelled in December 2002 in connection with Mr. Pezzola’s departure from Vyyo. New options to purchase 35,574 shares of common stock at an exercise price of $0.01 per share were granted to Mr. Pezzola in January 2003. See “Report on Repricing of Options.”
(9)	Includes (i) $159,600 of severance paid to Mr. Pezzola in January 2003 in connection with his departure from Vyyo; (ii) $18,000 in accrued paid time off paid to Mr. Pezzola in January 2003, (iii) and $10,500 paid to Mr. Pezzola in January 2003 for consulting services and expenses.
(10)	Includes a $25,000 bonus paid to Mr. Pezzola upon the consummation of Vyyo’s initial public offering pursuant to his employment agreement.

Option Grants in Last Fiscal Year

The following table provides information with respect to stock options granted during 2002 to each of the named executive officers. In accordance with the rules of the Securities and Exchange Commission, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually, calculated based on the closing price of the common stock on the grant date, or, in the case of stock options granted before our initial public offering, based on the fair market value of the common stock on the grant date, as determined by the board of directors. These amounts are based on certain assumed rates of appreciation and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

	Individual Grants
	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in 2002	Exercise Price ($/Share)		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name					Expiration Date	0%	5%	10%
Davidi Gilo	—		—	—	—	—	—	—
Michael P. Corwin	—		—	—	—	—	—	—
Menashe Shahar	—		—	—	—	—	—	—
Stephen P. Pezzola	60,667	(1)	34.2%	$3.69	3/26/07	—	$61,849	$136,670

(1)	These options were cancelled in December 2002 in connection with Mr. Pezzola’s departure from Vyyo.

Option Exercises and Option Values for Fiscal 2002

The following table describes for the named executive officers the number and aggregate value of stock options exercised during fiscal 2002, and the number and aggregate value of unexercised options held by each of the named executive officers as of December 31, 2002:

Aggregated Option Exercises in 2002

and Option Values at December 31, 2002

	Aggregate Option Exercises in 2002		Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(2)	Exercisable	Unexercisable	Exercisable	Unexercisable
Davidi Gilo	—	—	236,111	97,222	—	—
Michael P. Corwin	13,936	$21,740	72,224	94,443	$3,611	$4,722
Menashe Shahar	—	—	121,334	—	—	—
Stephen P. Pezzola	—	—	—	—	—	—

(1)	Calculated on the basis of the closing sale price of our common stock as reported on the Nasdaq National Market on December 31, 2002, of $2.54 per share, minus the per share exercise price, multiplied by the number of shares underlying the options.
(2)	The value realized is calculated on the basis of the closing sale price of our common stock as reported on the Nasdaq National Market on the date of exercise, minus the per share exercise price, multiplied by the number of shares underlying the options.

Employment Agreements

We entered into an employment agreement with Davidi Gilo effective as of January 1, 2000. We amended the agreement with Mr. Gilo in August 2001 and again in October 2002. The agreement, as amended, provides for a term that expires on December 31, 2003, and will automatically renew for consecutive one-year extensions, unless terminated by either party upon written notice. Mr. Gilo’s agreement originally provided for an annual base salary equal to $350,000, was amended in August 2001 to provide for an annual base salary of $230,000, and was amended in October 2002 to provide for an annual base salary of $184,000. In addition, Mr. Gilo is entitled under the agreement to an annual bonus equal to 15%, 50% or 90% of his annual base salary if we meet 80%, 100% or 120% of our annual business plan, respectively, with the bonus pro rated if our plan is met between 80% and 100% or between 100% and 120%. In addition, Mr. Gilo will also be entitled to a discretionary bonus, as determined by our board of directors or the compensation committee. Mr. Gilo is required to devote at least 30 hours per week to the business of Vyyo under his employment agreement.

If Mr. Gilo’s employment is terminated by us without cause, he will be entitled to a severance payment equal to the greater of (1) the full amount of the cash compensation that he would have been paid under his employment agreement or (2) 18 months of his original annual base salary of $350,000. If Mr. Gilo’s employment is terminated by us with cause, in exchange for a release of any claims Mr. Gilo may have against us, he will be entitled to a severance payment equal to three months of his original annual base salary. If Mr. Gilo terminates his employment with us, he will be entitled to a severance payment equal to nine months of his original base salary. If after the initial term Mr. Gilo’s employment is not renewed, he will be entitled to severance payments equal to 18 months of his original annual base salary in exchange for a release of any claims he may have against us. Mr. Gilo will remain as an employee during any period he is receiving severance pay and his options will continue to vest during that period.

Effective as of February 1, 2001, we entered into an employment agreement with Menashe Shahar which replaced a prior employment agreement dated January 1, 2000. We amended the current agreement with Mr. Shahar in November 2001 and again in October 2002. Mr. Shahar’s agreement, as amended, provides for a term ending on June 30, 2003. Mr. Shahar’s agreement originally provided for an annual base salary equal to $225,000, was amended in November 2001 to provide for an annual base salary of $250,000, and was amended in October 2002 to provide for an annual base salary of $200,000. In addition, Mr. Shahar is entitled to an annual bonus equal to 15%, 50% or 90% of his annual base salary if we meet 80%, 100% or 120% of our annual business plan, respectively, with the bonus pro rated if our plan is met between 80% and 100% or between 100% and 120%. In addition, Mr. Shahar will also be entitled to a discretionary bonus, as determined by our board of directors or the compensation committee.

If Mr. Shahar’s employment is terminated by us without cause, he will be entitled to a severance payment equal to the full amount of compensation that he would have been paid under his employment agreement through the end of the term, except in the event of certain corporate transactions. If Mr. Shahar’s employment is terminated by us with cause, he will not be entitled to a severance payment.

Compensation Committee Report on Executive Compensation

The following report of the compensation committee does not constitute solicitation material, and shall not be deemed filed or incorporated by reference into any other filing by Vyyo under the Securities Act of 1933, or the Securities Exchange Act of 1934.

Compensation Policy. Vyyo’s Compensation Policy as established by the compensation committee is that executive officers’ total annual cash compensation should vary with the performance of Vyyo, and that long-term incentives awarded to such officers should be aligned with the interest of our stockholders. Vyyo’s executive compensation program is designed to attract and retain executive officers who will contribute to our long-term success, to reward executive officers who contribute to Vyyo’s financial performance and to link executive officer compensation and stockholder interests through the grant of stock options.

Compensation of Vyyo’s executive officers consists of three principal components: salary, bonus, and long-term incentive compensation consisting of stock option grants.

Salary. The minimum base salaries for our Chief Executive Officer and Chief Technical Officer are specified in employment agreements, and are subject to annual increases by the Compensation Committee in its discretion. The base salaries of all executive officers are reviewed annually and, subject to minimum amounts specified in employment agreements, are set by the Compensation Committee. When setting base salary levels, in a manner consistent with the Compensation Committee’s policy outlined above, the Committee considers competitive market conditions for executive compensation, Vyyo’s performance and individual performance. In 2002, in recognition of the reduced business outlook of Vyyo, the employment agreements of our Chief Executive Officer and the Chief Technical Officer were amended to reduce expenses of Vyyo. In October 2002, we and Davidi Gilo, our Chairman and Chief Executive Officer, agreed to reduce Mr. Gilo’s annual salary from $230,000 to $184,000, and we and Menashe Shahar, our Chief Technical Officer and Executive Vice President, Engineering, agreed to reduce Mr. Shahar’s annual salary from $250,000 to $200,000. We and our President and Chief Operating Officer, Michael Corwin, also agreed in October 2002 to reduce Mr. Corwin’s salary from $250,000 to $200,000.

Bonus. The bonuses of the Chief Executive Officer and the Chief Technical Officer are specified in employment agreements and are based on Vyyo achieving certain corporate performance objectives. The Compensation Committee also evaluates the performance and sets discretionary bonuses payable to the executive officers. For fiscal 2002, we paid no bonuses to any of our executive officers.

Long-term Incentive Compensation. We believe that option grants (1) align executive interests with stockholder interests by creating a direct link between compensation and stockholder return, (2) give executives a significant, long-term interest in Vyyo’s success, and (3) help retain key executive officers in a competitive market for executive talent.

Our stock option plans authorize the Committee to grant stock options to employees and consultants, including executive officers. Option grants are made from time to time to executive officers whose contributions have or are expected to have a significant impact on Vyyo’s long-term performance. Vyyo’s determination of whether option grants are appropriate each year is based upon individual performance measures established for each individual. Options are not necessarily granted to each executive officer during each year. In 2002, we granted options to Stephen P. Pezzola, our former Executive Vice President, Corporate and Legal Affairs, to purchase 60,667 shares of common stock. In connection with Mr. Pezzola’s subsequent departure from Vyyo, these options were cancelled and in January 2003, we granted to Mr. Pezzola options to purchase 35,574 shares of common stock at an exercise price of $0.01 per share. These new options were fully vested on the date of grant and will expire on December 31, 2004. In 2002, we also granted options to David Aber, our former Chief Financial Officer, to purchase 33,333 shares of common stock. These options were cancelled in connection with Mr. Aber’s resignation from Vyyo. We granted no other options in 2002 to executive officers. Details on stock options granted to certain executive officers in 2002, are provided in “Option Grants in Last Fiscal Year,” and details regarding the option repricing of Mr. Pezzola’s options in 2002 are provided in “Report on Repricing of Options.”

Compensation of Chairman of the Board and Chief Executive Officer. As described above in “Employment Agreements,” the minimum salary and bonus of Davidi Gilo, the Chairman of the Board and Chief Executive Officer, are provided in his employment agreement and are subject to increases as determined by the board of directors. The base salary specified in Mr. Gilo’s employment agreement, and the long term incentive compensation in the form of options granted to Mr. Gilo, were established by negotiations with Mr. Gilo, and in determining the amount of the salary and other compensation paid to Mr. Gilo, the Compensation Committee considered factors including the performance of Mr. Gilo and his contributions to Vyyo, the level of salary and long term incentive compensation paid to persons in similar positions at other companies in Vyyo’s industry, and the considerable competition for executive talent within the industry. As described above, in October 2002, Mr. Gilo and Vyyo agreed to amend Mr. Gilo’s employment agreement to reduce Mr. Gilo’s annual salary.

Mr. Gilo’s bonus under his employment agreement is based on Vyyo’s performance each year. For fiscal 2002, no bonus was paid to Mr. Gilo or to any other executive officers of Vyyo.

Compensation Policy Regarding Deductibility. Vyyo is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to $1 million per year. For the fiscal year ended December 31, 2002, none of our executive officers received $1 million. It is not expected that the compensation to be paid to our executive officers for fiscal 2003 will exceed the $1 million limit for any officer. Our option plans are structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under any of the option plans, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation which will not be subject to the $1 million limitation. The Compensation

Committee currently intends to limit the dollar amount of all other compensation payable to Vyyo’s executive officers to no more than $1 million.

Report on Repricing of Options

In December 2002, the board of directors cancelled all of the existing options of Stephen P. Pezzola, Vyyo’s former Executive Vice President, Corporate and Legal Affairs, in exchange for a new grant of options effective in January 2003 at an exercise price of $0.01 per share. The existing options were cancelled and the new options were granted in connection with Mr. Pezzola’s termination as our Executive Vice President and the termination of Mr. Pezzola’s employment agreement.

Under the terms of the cancellation and new grant, on December 14, 2002, Mr. Pezzola’s options to purchase 280,000 shares of our common stock, which were previously granted at exercise prices ranging from $3.00 to $60.00 per share, were cancelled, and on January 2, 2003, 35,574 new options were granted at an exercise price of $0.01 per share, which was substantially below the closing price of our common stock on such date of $2.62 per share. The new options were immediately vested as to all of the options subject to the grant. The new options had a termination date of December 31, 2004. Although the options were granted in January 2003, the agreement by which Vyyo agreed to grant such options was entered into in December 2002.

The following table sets forth the number of options repriced for all of our executive officers since the date of our initial public offering in April 2000:

Name	Date of Repricing	Number of Securities Underlying Options Repriced (#)	Market Price at Time of Repricing ($/Sh)		Exercise Price at Time of Repricing ($/Sh)	New Exercise Price ($/Sh)		Length of Original Option Term Remaining at Date of Repricing
Stephen P. Pezzola Former Executive Vice President	1/2/03	35,574		$2.62	$3.00 – $60.00		$0.01	2.8 – 4.3 years(1)
John R. O’Connell Former Chief Executive Officer	10/29/01 12/04/00	800,000 870,000	$ $	0.90 7.66	$1.10 $20.00	$ $	0.01 7.66	4.7 years(2) 4.8 years(3)

(1)	The replacement options have a term of 2.0 years after the date of grant.
(2)	The replacement options have a term of 4.2 years after the date of grant.
(3)	The replacement options had a term of 1.1 years after the date of grant.

The above Report on Executive Compensation is submitted by the Compensation Committee:

Lewis S. Broad

Alan L. Zimmerman

Report of the Audit Committee

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Vyyo under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee of the board of directors is governed by a written charter that was adopted by the Committee and approved by the full board in 2000. A copy of the charter was included in the proxy statement for the 2001 annual meeting of stockholders.

The Audit Committee oversees Vyyo’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the annual report on Form 10-K for the year ended December 31, 2002, with management including a discussion on the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee also reviewed with Vyyo’s independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Vyyo’s accounting principles and such other matters as are required to be discussed by Statement on Auditing Standards No. 61. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and Vyyo, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with the auditors’ independence.

The Committee discussed with the independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of Vyyo’s internal controls, and the overall quality of Vyyo’s financial reporting. To carry out its responsibilities, the Audit Committee met six times in 2002.

In reliance on the reviews and discussion referred to above, the Committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in Vyyo’s annual report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Committee and the board have also recommended, subject to stockholder approval, the selection of Vyyo’s independent auditors.

Members of the Audit Committee

Neill H. Brownstein, Audit Committee Chairman

Lewis S. Broad, Member

Samuel L. Kaplan, Member

Stock Performance Graph

The following information and performance graph do not constitute solicitation material, and shall not be deemed filed or incorporated by reference into any other filing by Vyyo under the Securities Act of 1933, or the Securities Exchange Act of 1934.

The graph below compares the cumulative total stockholder return on our common stock with the cumulative total return on the Nasdaq Stock Market Index and the Nasdaq Telecommunications Index. The period shown commences on April 5, 2000, the date that our common stock was registered under Section 12 of the Securities Exchange Act of 1934, and ends on December 31, 2002, the end of Vyyo’s last fiscal year. The graph assumes an investment of $100 on April 5, 2000, and the reinvestment of any dividends.

The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of our common stock.

TOTAL RETURN TO STOCKHOLDERS

APRIL 5, 2000 TO DECEMBER 31, 2002

	04/05/00	12/31/00	12/31/01	12/31/02
Vyyo Inc.	$100	$136.11	$32.22	$18.81
Nasdaq Stock Market Index	$100	$58.80	$46.65	$32.25
Nasdaq Telecommunications Index	$100	$44.61	$29.86	$13.75

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2002, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect interest other than compensation arrangements that are described where required under “Executive Compensation and Other Information” and the transactions described below.

In 2002, we paid an aggregate of $582,797 to an unaffiliated third party management company in connection with several charters of an aircraft for business travel purposes. While we chartered the aircraft directly from the management company, the chartered aircraft is leased by Harmony Management, Inc., of which Davidi Gilo and his wife are the sole shareholders. Payments made by us to the management company for the aircraft charters were ultimately paid to Harmony Management, after deductions for certain operating costs and charter management fees. At the instruction of Harmony Management, the hourly rate charged by the management company for these charters was substantially less than the standard rate charged by the management company for similar charters to other unaffiliated parties. In 2002, we also reimbursed Harmony Management for strategic investment consulting services performed by Harmony Management on our behalf and sales and marketing expenses incurred by Harmony Management on our behalf amounting to $38,256.

We sublease a portion of our headquarters office in Cupertino, California from Zen Research, Inc., on a month-to-month basis. Mr. Gilo is a controlling shareholder and the Chairman of the Board of Zen Research’s parent corporation. In addition, Mr. Pezzola, our former Executive Vice President, Corporate and Legal Affairs, was the Vice Chairman of the Board of Zen Research’s parent corporation. We paid a total of $120,000 to Zen Research, Inc. for rent under our sublease during 2002. In addition, we reimbursed Zen Research for a portion of the of the salary paid by Zen Research to David Aber, our former Chief Financial Officer, in the amount of $69,265. Mr. Aber was formerly the Chief Financial Officer of Zen Research. We also paid Zen Research for strategic investment consulting services performed on our behalf by Zen Research amounting to $50,384.

In 2002, we paid rent in the amount of $43,200 to the Gilo Family Partnership, L.P., for an administrative office owned by the Gilo Family Partnership. Harmony Management, Inc. is the general partner of the Gilo Family Partnership and Mr. Gilo, Mrs. Gilo and three trusts for the benefit of Mr. Gilo’s children, Adi, Elad and Yael Gilo, are the limited partners.

In May 2002, Vyyo Inc. entered into a Share Exchange Agreement with Shira Computers Ltd., an Israeli privately held company (“Shira”), and certain of the shareholders of Shira, providing for the purchase by Vyyo of all of the outstanding ordinary shares of Shira, for an aggregate of 166,667 shares of Vyyo’s common stock. The transaction was consummated in July 2002. On the closing date, the Vyyo shares of common stock issued in the transaction had a value of approximately $423,500, based on the closing price of Vyyo’s common stock on July 30, 2002 of $2.55 per share. Entities affiliated with Davidi Gilo owned an aggregate of approximately 50% of Shira’s ordinary shares immediately prior to the closing of the transaction and received an aggregate of 83,499 Vyyo shares in the transaction. The shares acquired by the entities affiliated with Mr. Gilo had a value of approximately $212,923, based on the closing price of Vyyo’s common stock of $2.55 per share on July 30, 2002. The entities affiliated with Mr. Gilo have indemnified Vyyo against damages resulting from breaches of certain representations and warranties made by Shira and these entities in the Exchange Agreement, and the Vyyo shares issued to the Gilo entities are currently held in escrow for one year to secure the indemnity obligation.

Avraham Fischer, a director of Vyyo, is a senior partner of the law firm of Fischer, Behar, Chen & Co., which represents us on matters relating to Israeli law. We paid approximately $200,680 in legal fees to this firm in 2002.

In March 2002, in connection with an exercise of options to purchase our common stock, we lent $36,890 to Michael Corwin, our President and Chief Operating Officer, in exchange for which Mr. Corwin issued a full recourse promissory note to us. This note is due on the earlier to occur of March 17, 2005 or the time at which Mr. Corwin sells the shares purchased with the loan or leaves Vyyo, and bears interest at the rate of three percent (3%) per annum. The note is secured by the purchased shares. As of December 31, 2002, the amount of principal and accrued interest under the note was $37,763, which was the largest amount of debt outstanding under this loan during 2002.

In December 2002, we entered into a separation agreement with Stephen P. Pezzola in connection with his resignation as our Executive Vice President, Corporate and Legal Affairs. This separation agreement terminated the employment agreement we previously had entered into with Mr. Pezzola in January 2000. Under the separation agreement, we agreed to the following material terms, in exchange for a release by Mr. Pezzola of any claims he may have against Vyyo: (1) on January 2, 2003, we paid to Mr. Pezzola the amount of $159,600 as severance and the amount of $18,000 for unpaid vacation accrued by Mr. Pezzola during his employment with Vyyo; (2) on January 2, 2003, we granted options to Mr. Pezzola to purchase 35,574 shares of Vyyo’s common stock at an exercise price of $0.01 per share; (3) all of Mr. Pezzola’s previously outstanding options were cancelled; (4) we engaged Mr. Pezzola as a consultant from January 1, 2003 through December 31, 2003, and on January 2, 2003, we paid Mr. Pezzola the amount of $6,000 for such consulting services, and the amount of $4,500 for certain expenses incurred in connection with such consulting services; and (5) we agreed to pay the health insurance premiums for Mr. Pezzola and his family through December 31, 2003.

In February 2002, in connection with the termination of Arnon Kohavi as our Executive Vice President, Strategic Relations, we paid to Mr. Kohavi the amount of $133,333, which was equal to two months of Mr. Kohavi’s base salary in lieu of notice, plus six months of his base salary as severance. These amounts were paid pursuant to the notice and severance provisions set forth in the employment agreement we had previously entered into with Mr. Kohavi in November 1999, which has been terminated. We also agreed to pay Mr. Kohavi’s health benefits through May 2002 and to accelerate the vesting of Mr. Kohavi’s outstanding options that would be vested through May 2002.

We have entered into indemnification agreements with our directors and executive officers containing provisions that may require us, among other things, to indemnify our directors and executive officers against various liabilities that may arise by virtue of their status or service as directors and executive officers, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

STOCKHOLDER PROPOSALS

Under our bylaws, if you intend to present a proposal at Vyyo’s 2004 annual stockholder meeting, you must deliver a copy of your proposal to our Corporate Secretary, Andrew P. Fradkin, at Vyyo Inc., 20400 Stevens Creek Boulevard, Suite 800, Cupertino, California 95014, not less than 60 nor more than 90 days prior to the anniversary date of the 2003 annual stockholder meeting, unless the date of Vyyo’s 2004 annual stockholder meeting is more than 30 calendar days before or after the date of our 2003 meeting, in which case your notice of a proposal will be timely if we receive it by the close of business on the tenth day following the day we publicly announce the date of the 2004 meeting or mail notice of the meeting, whichever occurs first. These requirements are separate from and in addition to the Securities and Exchange Commission’s requirements for a stockholder to have a proposal included in Vyyo’s proxy statement.

Stockholders interested in submitting a proposal for inclusion in the proxy materials for Vyyo’s annual meeting of stockholders in 2004, may do so by following the procedures prescribed in Securities and Exchange Commission Rule 14a-8 and submitting such proposal to our Corporate Secretary, Mr. Fradkin, at our address noted above. To be eligible for inclusion, stockholder proposals must be received by the Corporate Secretary no later than December 17, 2003.

OTHER MATTERS

The board of directors knows of no other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

By:	/s/ DAVIDI GILO
Davidi Gilo Chairman of the Board

April 15, 2003

Cupertino, California

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

VYYO INC.

FOR THE 2003 ANNUAL MEETING OF THE STOCKHOLDERS

MAY 12, 2003

The undersigned stockholder of VYYO INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 15, 2003, and the 2002 Annual Report to Stockholders and hereby appoints Michael P. Corwin, Andrew P. Fradkin, and Bruce P. Johnson, or any of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2003 Annual Meeting of Stockholders of VYYO INC. to be held on May 12, 2003 at 10:00 a.m., local time, at VYYO INC.’s principal executive office located at 20400 Stevens Creek Boulevard, Suite 800, Cupertino, California 95014, and at any adjournment or adjournments thereof, and to vote all shares of common stock, which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF CLASS III DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF KESSELMAN & KESSELMAN CPAs (ISR), A MEMBER OF PRICEWATERHOUSECOOPERS INTERNATIONAL LIMITED, AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

SEE REVERSE SIDE	SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒ Please mark votes as in this example.

1. ELECTION OF CLASS III DIRECTORS:

Nominees:	(01) Samuel L. Kaplan
(02) Alan L. Zimmerman

FOR ALL NOMINEES                                                   WITHHELD FROM ALL NOMINEES

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.)

2. RATIFICATION OF THE APPOINTMENT OF KESSELMAN & KESSELMAN CPAs (ISR), A MEMBER OF PRICEWATERHOUSECOOPERS INTERNATIONAL LIMITED, AS INDEPENDENT AUDITORS OF VYYO INC. FOR FISCAL YEAR 2003.

             FOR                             AGAINST                     ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

MARK HERE IF YOU PLAN TO ATTEND THE MEETING

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Dated:

Signature

Signature